UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
     Date of report (Date of earliest event reported):            June 30, 2006
PROLINK HOLDINGS CORP.
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-25007	65-0656268

(Commission File Number)	(IRS Employer Identification No.)

410 South Benson Lane, Chandler, AZ	85224

(Address of Principal Executive Offices)	(Zip Code)
(480) 961-8800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On June 30, 3006, ProLink Holdings Corp. (the “Company’) and Comerica Bank (“Comerica”) entered into a Loan and Security Agreement (the “Agreement”) whereby the Company borrowed $2,000,000 from Comerica plus interest adjusted daily to the rate which is two percent (2.0%) per annum in excess of the “base rate” announced by Comerica as its “base rate” from time to time. The proceeds of the loan were used to repay certain outstanding indebtedness of the Company. The loan is secured by all of the Company’s assets including, but not limited to, accounts receivable, inventory, fixed assets, lease residuals, intellectual property (pursuant to a separate Intellectual Property Security Agreement) and securities of another company held by the Company (pursuant to a separate investment property security agreement with collateral control agreement requiring Comerica’s authorization prior to any sale of the subject securities). The Company shall make payments of $55,555.56 plus accrued interest on each of July 31, 2006 and August 31, 2006, and the remaining principal and accrued interest shall become due on September 30, 2006 (the “Maturity Date”). The Company is bound by several covenants pursuant to the Agreement including, among other things, requirements to maintain minimum net profits and restrictions on the issuance of additional secured debt or the declaration of dividends. In addition, the Company is required to use the proceeds resulting from the issuance of new equity (excluding any conversion into equity of certain existing indebtedness) to repay the loan. The Company has also agreed to provide Comerica with, among other things, copies of any and all filings made with the Securities and Exchange Commission and monthly financial statements, accounts receivable and payables aging lists. In addition to the reimbursement of expenses, the Company paid Comerica a fee of $25,000 and has agreed to pay an additional $25,000 in the event that the loan is not paid in full by the Maturity Date.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2006	PROLINK HOLDINGS CORP.

	By:	/s/ Lawrence D. Bain

	Name:	Lawrence D. Bain
	Title:	President and Chief Executive Officer